UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following letter was sent by Amgen Inc. to certain institutional holders of

Amgen Inc. Common Stock beginning on April 22, 2015.]

April 22, 2015

{Name}

{Company}

{Address}

Dear {Stockholder Name}:

Enclosed is a letter directed to our shareholders from Bob Bradway, our Chairman, CEO and President, containing recommendations of our Board of Directors on all voting matters in our proxy statement for our upcoming 2015 Annual Meeting of Stockholders.

I would like to take this opportunity to draw your attention to a couple of points:

—	First, ~71% of direct compensation for our named executive officers[1] was based on the Company’s performance and was well aligned with our strong performance in 2014.
—

Second, Bob Bradway’s compensation in his role as our CEO was positioned below the median (43rd percentile) of our peer group. In addition, ~73% of Bob’s direct compensation for 2014 was based solely on the Company’s performance. We delivered strong performance, including stock price appreciation of 40% in 2014. Our one-year total shareholder return, or TSR, of 42% is markedly higher than that of our peer group and the Standard & Poor’s 500 for the same period of 24% and 14%, respectively. In 2014, we delivered revenue growth of 7%, adjusted operating income growth of 22%, adjusted net income growth of 15%, and adjusted earnings per share growth of 14%.

I would like to encourage you to support the Board’s recommendation on all voting matters listed in our proxy statement and against the stockholder proposal regarding vote tabulation.

We would be happy to discuss any content of our proxy statement. Thank you for your investment in Amgen.

Sincerely,

/s/ Arvind K. Sood

Arvind K. Sood

cc: {Name}

1  Includes only those named executive officers serving in such capacity for all of 2014 and excludes David W. Meline, Michael A. Kelly, and Jonathan M. Peacock.

[The following letter was sent by Amgen Inc. to certain institutional holders of

Amgen Inc. Common Stock beginning on April 22, 2015.]

April 22, 2015

{Name}

{Company}

{Address}

Dear {Stockholder Name}:

By now, you should have received the proxy statement for our upcoming 2015 Annual Meeting of Stockholders to be held on May 14, 2015. I want to thank you for your investment in Amgen and ask for your support by voting with the following recommendations of our Board of Directors:

FOR	Election of 13 directors to serve on our Board for a term of office expiring at the 2016 annual meeting of stockholders.
FOR	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2015.
FOR	Advisory vote to approve our executive compensation (Say on Pay).
AGAINST	Stockholder proposal regarding vote tabulation.

As you consider your vote, I would like to provide a snapshot of our achievements in 2014 and summary of our compensation practices:

In 2014, we delivered for our stockholders.

—

Our stock price increased 40% in 2014 and our one-year total shareholder return, or TSR, was 42%, including our dividends, outperforming the TSRs of our peer group and the Standard and Poor’s 500, or S&P 500, for the same period of 24% and 14%, respectively. Our three-year TSR of 157% also far exceeded that of our peer group and the S&P 500 for the same period of 111% and 75%, respectively.

—	In 2014, our revenues grew 7% to $20.1 billion, adjusted operating income grew 22% to $8.5 billion[1] and adjusted net income grew 15% to $6.7 billion[1]. Our adjusted earnings per share (EPS) grew 14%[1].

—	We returned $1.9 billion in dividends to our stockholders in 2014. We also repurchased 0.9 million shares of our Common Stock in the fourth quarter of 2014.

Our executive compensation is performance based.

Feedback from our stockholders is reviewed by our Compensation and Management Development Committee and we have made a number of compensation design changes in response to past discussions with our stockholders.

—	We target the 50th percentile, or median, of our peer group for all elements of compensation.

—	80% of our long-term incentive, or LTI, equity award grants are performance based and granted as performance units with a three-year performance period.

—

As a consequence, ~68% of our other Named Executive Officers’[2] direct compensation in 2014 and ~73% of my direct compensation was based solely on our Company’s performance (paid in the form of annual cash incentives based on our annual performance goals and performance units to be paid based on the Company’s performance over a three-year performance period).

—	We are mindful of stockholder dilution and the potential dilutive effect is considered against

1 Adjusted operating income, adjusted net income and adjusted earnings per share are reported and reconciled in our Form 8-K dated as of January 27, 2015.

2 Includes only those named executive officers serving in such capacity for all of 2014 and excludes David W. Meline, Michael A. Kelly, and Jonathan M. Peacock.

our peer group levels. The rates at which we grant LTI equity awards and its potential dilutive effect is consistent with our peer group levels and has decreased over the last five years.

We have implemented compensation best practices, including:

—	a clawback policy and our incentive cash compensation plans contain recoupment provisions.

—	robust stock ownership guidelines.

—	no defined benefit pension or supplemental executive retirement plan benefits or “above-market” interest on deferred compensation.

—	no “single-trigger” equity vesting acceleration upon a change of control for restricted stock units and stock options.

We recommend a vote AGAINST the stockholder proposal regarding vote tabulation.

I am also asking for your vote against the stockholder proposal relating to vote tabulation. This proposal seeks to amend our governing documents to provide that all matters be decided by a simple majority of shares voted “for” or “against” an item (or “withheld” in the case of director elections) without taking into account abstentions. Our Board opposes this proposal for the following reasons:

—

We are a Delaware corporation and (excluding the election of directors) the default voting standard established by Delaware Law governs action by our stockholders and provides that abstention votes are considered shares “entitled to vote.”

—

Abstention votes are included in the vote count for each management-sponsored proposal, other than election of directors. Our vote count methodology applies identically to management-sponsored proposals and stockholder proposals.

—	Stockholders are made aware of the treatment and effect of abstentions. Therefore, counting abstention votes effectively honors the intent of our stockholders.

—

The proponent’s own cited source recognizes the value of abstentions, noting “that some institutional investors abstain on shareholder proposals when they wish to convey support for the general subject matter, but have reservations about the specific action requested.”[3] This observation is consistent with conversations we have had with a number of our stockholders.

—	Faced with similar proposals in 2014, stockholders overwhelmingly did not support the adoption of the proposed vote counting methodology.

I realize there are many demands on your time and want to thank you for your attention to these important issues. This year, we have had the privilege of having extensive discussions with stockholders owning approximately 50% of our outstanding shares. We would welcome the opportunity to discuss any of the voting matters in our proxy statement with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

/s/ Robert A. Bradway

Robert A. Bradway
Chairman of the Board,
Chief Executive Officer and President

cc: {Name}

[3] http://www.calpers-governance.org/docs-sof/provyvoting/calpers-russell-1000-vote-calculation-methodology-final-v2.pdf